EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
201-414-2002
EMDEON AND WEBMD ANNOUNCE EXPECTED TIMING FOR PROVIDING 2007 FINANCIAL GUIDANCE
ELMWOOD PARK, N.J. and NEW YORK, N.Y., October 20, 2006 — Emdeon Corporation (Nasdaq: HLTH) and its 85.6% owned subsidiary, WebMD Health Corp. (Nasdaq: WBMD) today announced the expected timing for providing the companies’ 2007 financial guidance.
As a result of the previously announced pending transaction regarding the Emdeon Business Services segment, Emdeon does not intend to provide its financial guidance for 2007 until early 2007. WebMD will provide its financial guidance for 2007 on November 2, 2006, when it reports its results for the quarter ended September 30, 2006. WebMD expects that its financial guidance for 2007, taking into account the May 2007 expiration of its existing agreement with the AOL division of Time Warner (“AOL”), will be within the range of existing published analyst estimates.
Under the AOL Agreement, which was entered into in May 2001 and expires on May 1, 2007, WebMD provides healthcare content, tools and services for use on certain AOL properties. WebMD does not expect its existing agreement with AOL to continue following the expiration of that agreement. The page view traffic from AOL was less than 5% of the aggregate WebMD Health Network page view traffic for the quarter ended June 30, 2006. As a result of the expiration in May 2007, the page view traffic from AOL will no longer be part of the WebMD Health Network. Additionally, revenues and earnings of approximately $5 million per year related to certain contractual guarantees will also end with the expiration of the Agreement.
As previously announced, Emdeon and WebMD will release their respective financial results for the three months ended September 30, 2006 at approximately 4:00 pm (ET) on Thursday, November 2, 2006. The Companies will host a conference call at 4:45 pm (ET) on that day to discuss those results. Investors can access the call via webcast at www.emdeon.com (in the About Emdeon section) or at www.wbmd.com (in the Investor Relations section) at that time. A replay of the call will be available at the same web addresses.
About Emdeon
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes.

WebMD (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD is a subsidiary of Emdeon Corporation (Nasdaq: HLTH).
The WebMD Health Network reaches approximately 30 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theheart.org.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding expectations for growth in 2007. These statements are based on Emdeon’s and WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of Emdeon’s and WebMD’s products and services; Emdeon’s and WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in Emdeon’s and WebMD’s Securities and Exchange Commission filings. Except as required by applicable law or regulation, Emdeon and WebMD do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
WebMD® , WebMD Health®, Emdeon™, Emdeon Business Services™, Medscape®, eMedicine® and Summex®, and POREX® are trademarks of Emdeon Corporation or its subsidiaries.